UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2008

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51516 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

Shennan Road, Hualian Center, Room 301 - 309 Shenzhen, People’s Republic of China (Address of principal executive offices) (zip code)

86 755 836 68489 (Registrant’s telephone number, including area code)

Not Applicable. (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2008, Universal Travel Group (the “Company”) entered into a Purchase Agreement whereby Jun Xiao (“Seller”) has agreed to sell to Access America Fund, LP, Chinamerica Fund LP and Pope Investments II LLC (collectively, “Purchasers”) and the Purchasers have agreed to buy from Seller an aggregate of 5,000,000 shares of the Company’s common stock at $0.95 per share.

The Company will not receive any proceeds as a result of the Purchasers’ acquisition of the shares from the Seller. The Company provided certain representations and warranties about the Company to the Purchasers under Section 5 of the Purchase Agreement, agreed to cooperate to facilitate the transactions contemplated by the Purchase Agreement and agreed to permit the Purchasers to conduct due diligence on the Company.

The sale transaction contemplated will close on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transaction as set forth in the Purchase Agreement or such other date and time as the parties may determine. The anticipated closing date of the transaction is August 15, 2008.

At the closing of the transactions contemplated by the Purchase Agreement, the Company will receive a release from the Seller, Kitt Tsui, China Finance, Inc. and affliates of the Seller, Kitt Tsui and China Finance, Inc. The release will release the Company from any and all claims that any of the aforementioned persons may have against the Company except for scheduled claims. The release will cover, among other things, any claims to equity in the Company or rights to receive money from the Company.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	Purchase Agreement between Universal Travel Group, Jun Xiao, Access America Fund, LP , Chinamerica Fund LP and Pope Investments II, LLC dated July 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2008	UNIVERSAL TRAVEL GROUP

By: /s/ Jiangping Jiang
Jiangping Jiang
Chairwoman and Chief Executive Officer